Chico's FAS, Inc.	CHS	Q2 2019 Earnings Call	Aug. 28, 2019
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Exhibit 99.1
PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.
Bonnie R. Brooks – President, Chief Executive Officer & Director, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Kimberly Conroy Greenberger – Analyst, Morgan Stanley & Co. LLC
Janine Stichter – Analyst, Jefferies LLC
Roxanne Meyer – Analyst, MKM Partners LLC
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.
Marni Shapiro – Managing Partner, The Retail Tracker

MANAGEMENT DISCUSSION SECTION

Operator: Good day, and welcome to the Chico’s FAS, Inc.’s Second Quarter Earnings Call and webcast. All participants will be in listen-only mode. After today’s presentation, there will be an opportunity to ask questions.

I would now like to turn the conference over to Julie Lorigan, Vice President of Investor Relations, Public Relations and Corporate Communications. Please go ahead, ma’am.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thanks, Rocco, and good morning, everyone. Welcome to Chico’s FAS second quarter 2019 earnings conference call and webcast. Joining me today are Bonnie Brooks, our CEO and President; and Todd Vogensen, our Chief Financial Officer. Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases.

Let me caution you that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speak only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in our earnings release issued this morning, in our SEC filings and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call, except as may be

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otherwise required by law. In addition, our comments and discussion of second quarter financial results will be on an adjusted or non-GAAP basis. You will find the GAAP and non-GAAP reconciliation schedule included with our press release issued this morning, which is available on our website.

And with that, I will turn it over to Bonnie.

Bonnie R. Brooks, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you, Julie, and good morning, everyone. Since joining the executive team as Interim CEO in April and being officially appointed CEO and President last month, my attention has centered on the three operating priorities we discussed on last quarter’s call. First, driving stronger sales with improved product, marketing and customer engagement through enhanced selling tool. Second, optimizing the customer journey by simplifying, digitizing and extending our unique and personalized service. And third, transforming our sourcing and supply chain operations to increase product quality and overall efficiencies. And my main focus on these areas is improving product and sales performance.

Executing on these priorities is critical in the short term to stabilize the business. It is also essential to ensuring we have the discipline necessary to drive sustainable, profitable financial performance over the long-term. While this is indeed a period of turnaround, we are making progress, which I will review in greater detail shortly.

Key to our work is establishing an organizational structure and team that drives both accountability and execution. We have recruited world-class leaders who have proven track records of performance directly related to our business now in place. In addition, we have been working diligently and quickly to optimize our structure. We’ve reorganized how we manage our brands with responsibility for the company’s apparel brands, Chico’s and White House Black Market, consolidated under one leader, and our intimates brand Soma and TellTale continuing as a separate group.

Apparel and intimates have specific market needs and this change creates clear lines of responsibility to accelerate our sales driving priorities. As distinct groups, we simplify processes and decision making for the brands, while also continuing to have shared service benefits at the corporate level, including back-of-house synergies and the sharing of best practice knowledge. And this change in our structure will have a positive impact on our time-to-market and increase cost efficiency. We are already becoming more nimble and agile, and from a front-of-house - product design, merchandising, marketing and customer perspective, while also safeguarding the unique DNA of each brands.

My role as Interim CEO enabled me to see deeper into the company and identify the skills and expertise we needed. I am pleased that Molly Langenstein has joined us as President of our Apparel Group. Molly is a 30-year retail industry veteran with proven track record of building multiple vertical successful brands. She is a solid retailer and merchant with fashion buying, planning, and brand development experience as well as operations and marketing. Molly started in her role on August 1, and we are extremely pleased with her contributions and clarity already. She has redefined expectations and injected new levels of accountability needed in the merchant organizations.

Mary Van Praag, President of Intimates Group, will continue to lead our Soma and TellTale brands. As demonstrated by the terrific 10.9% positive comp performance reported today, and Soma’s four quarters of consecutive growth, Mary and her team have done an excellent job driving the reinvention of our intimates business in all areas.

The Soma team has delivered on product innovation, new channels of distribution, momentum in digital, impactful marketing, a superior customer experience, and strong customer acquisition. I am confident that we have the right Group President in each of our apparel and intimates organizations to capture and retain new customers and deliver profitable sales over the long term.

Now, let me briefly review our financial performance and update you on our operating priorities. Second quarter results were aligned with our expectations, both for the top and bottom line. Consolidated comparable sales improved over the first quarter, driven by sequential improvement in Chico’s and strong double-digit comparable sales at Soma. In fact, Soma’s Q2 comp of 10.9% is the brand’s best performance in four years, and we believe is one of the top performers thus far in the industry this year.

In contrast, the near-term challenges we identified in Q1 and discussed last quarter for White House Black Market also impacted our second quarter results with misses in print and color. As part of our effort to improve sales of the brand, we were aggressive in liquidating our non-performing goods and entered August with cleaner inventory. On a positive note, the talent we brought onboard in the first quarter to support our fabric and design teams is benefiting results now.

Sales trend for our Fall 1 assortments, which set in stores and online in early August, are trending better. We anticipate that comps will continue to improve throughout the fall and holiday season. Our Dcom business continues to gain momentum, driven by investments in advancing our omni-channel capabilities. Sales through our online channel continued strong with a double-digit increase this quarter.

Turning now to progress in executing our three operating priorities. Number one, driving stronger sales through improved product and marketing. As I mentioned, this is largely where my focus has been in my first three months here and where we are challenging ourselves moving forward. At the Chico’s brand, the improving comp trend was driven by a stronger presentation of key product categories and more effective promotions. We simplified silhouettes and offered more sophisticated colors and artisan prints. We also distorted our product assortment to focus on key items, narrowing choice counts, and buying deeper into these areas.

We are telling a more cohesive story to our customers and making sure we are in stock to meet her needs. As a result, we saw momentum in pants, sweaters, knit tops, and fashion accessories. We continue to anticipate further improvement in our merchandise assortments throughout the back half of the year with a better balance of key items in fashion.

At White House Black Market, the steps we took to course-correct are benefiting the brand. We are offering more elevated fabrications and have refined both wear-to-work and polished casual, major business categories. As I mentioned, our Fall 1 assortment, which set early August, is resonating with customers and we are seeing encouraging improvement in sales trends.

I continue to be very involved, partnering with Molly and the Chico’s and White House Black Market teams on improving product and fine-tuning our marketing programs with an emphasis on digital and social media channels that our data shows resonates with our customers. We also continue to enhance our store and online visuals to complement our new assortments. We are confident that the improvements we are making will drive the top line. We look forward to sharing Molly’s vision next quarter as we finalize spring 2020. While we have more work to do, we are on a better path forward and continue to bring in high level talent with product expertise.

At Soma, second quarter results exceeded stretch targets with double-digit positive comps and significant growth in Dcom and momentum across the stores. These results reflect the strength of new product launches, enhanced in-stock positions, and intensified marketing programs. While all categories performed well in the quarter, our innovative solution-based products drove much of the outstanding performance.

We also recently celebrated Soma’s 15th anniversary with a very successful in-store and online special traffic driving event. This two-day event drove the top line and resulted in greater than 50,000 new customers to the brand. We are committed to continuing the momentum and moving full force ahead, both optimizing and creating sales opportunities.

In the third quarter, we are launching the newest franchise solution the Vanishing 360 bra, which offers smoothness from all angles, and we have significantly expanded our holiday gift collection. To meet the customer demands and growth we are seeing, and expect to continue, we have increased our overall inventory position and are optimizing our market spend to enhance digital. We are very excited for the future potential of the Soma brand that its leadership team has unlocked and look forward to a highly successful fall and holiday season.

Next, our second focus area, optimizing the customer journey. As CEO, I am emphasizing that the customer must be at the center of our thinking. We are not only focused on our merchandise. We continue to modernize and digitize their experience with us. To that end, with our new clienteling tool Style Connect now fully rolled out, we are nearing completion of our associate training to optimize the personal connection with our customers and, thereby, deliver improved engagement and sales. We look forward to updating you in next quarter on our progress.

In addition, we expect the implementation of BOPIS across our stores will be complete by the end of October. Buy Online Pick-up in Store provides us with another way to serve our customers in a way that’s convenient for them.

And our third focus area, sourcing and supply chain transformation. In supply chain, as a follow-up to last quarter, we have completed our baseline network study for end-to-end supply chain operations. As a result of this work, we have identified a set of scenarios that we are currently betting to determine our best option for the most efficient distribution network. Our goal is to drive efficiency and strengthen our ability to deliver new product at a higher frequency, better quality, and lower cost.

To support our supply chain strategy, we are working very quickly to consolidate our vendor base and are making good progress. We have reviewed all of our current relationships. And over the next 18 months, we’ll significantly reduce our base to a key set of top vendors. We will supplement that with a subset of smaller niche vendors to support us where we have unique needs.

And as we exit 2019, we anticipate a reduction in our vendor base of an additional 25% on top of last year’s decrease of 25%. As we reached scale with key vendors, we will have stronger partnerships, a greater control over product quality, and the ability to achieve better terms and lower cost.

We also continue on a fast track to reduce our exposure in China. Over the next 18 months, we anticipate we will be in the low 30% range compared to our current penetration of approximately 40%, as we shift more of our sourcing to Vietnam, Indonesia and India.

In summary, we are committed to enhancing value creation at Chico’s FAS, and we are taking the necessary steps to do so. We are making important improvements in product aesthetic and product architecture, in structural changes to optimize our learnings, and in attracting world-class talent to ensure a successful turnaround of this business.

I’d like to now turn this morning’s call over to our CFO, Todd.

Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Bonnie, and good morning, everyone. We reported consolidated comparable sales for the second quarter down 6.1%, in line with our outlook, reflecting a better trend compared to the first quarter and the mixed performance across the brands. We did see strength in e-commerce and believe our ongoing investment in our omni-platform and customer journey will continue to fuel healthy growth in this channel.

Moving to the bottom line, we reported breakeven adjusted earnings per diluted share in the second quarter, which excludes the accelerated depreciation charges related to our retail fleet optimization program. Merchandise margin was down slightly and reflects the impact of clearing White House Black Market inventory. Merchandise margin at both Chico’s and Soma were strong. We exited the quarter with total inventory of 1.6% compared to last year due to investments in long-lived intimates to fuel continued growth in new and existing programs. White House Black Market and Chico’s inventories were down as planned.

Overall, gross margin was down 230 basis points, in line with our expectations. This was primarily due to cost related to the expansion of our omnichannel programs and deleverage of fixed cost on reduced sales. This also excludes the impact of accelerated depreciation charges related to our fleet optimization program of 60 basis points.

Moving to SG&A expenses, second quarter SG&A was down $3.1 million compared to last year, which is better than expected due to favorable employee-related expenses, partially offset by investments in intimates group marketing. Our balance sheet remains strong and we ended the quarter with $163 million in cash and short-term investments and $50 million in debt. We continue to focus our capital expenditures on investments in technology and existing store remodels and refreshes.

For 2019, our plan for capital expenditures is approximately $45 million to $50 million. We have invested $14 million Q2 year-to-date. We closed 23 stores in the second quarter and 31 year-to-date. We are on track to close approximately 80 stores in fiscal 2019 as we continue to implement our fleet optimization program.

In the second quarter, we returned $10 million to shareholders. On a trailing four quarters, we’ve returned approximately $94 million to shareholders in the form of dividends and share repurchases. We currently have approximately $55 million outstanding under our existing share repurchase authorization.

Now, I’ll turn to our financial outlook for the third quarter 2019 and our updated outlook for the full-year 2019. Our third quarter and full-year outlook exclude the expected net charges related to the retail fleet optimization plan and any incremental impact from the implementation of new tariffs. Importantly, we do anticipate gradual improvement in our sales and comparable sales trends throughout the second half of the year as our operating priorities gain traction, though we feel it’s prudent to take a conservative posture in our outlook as we manage throughout our turnaround.

For the third quarter of fiscal 2019 compared to last year’s third quarter, we expect a low to mid-single-digit decline in total net sales and consolidated comparable sales. Gross margin, as a percent of net sales, to be down approximately 100 basis points to 125 basis points primarily due to clearing of seasonal inventory. Our SG&A expenses will be approximately flat to down slightly, reflecting ongoing cost management, offset by investments in marketing in our intimates group.

For full year 2019, compared to last year, we expect a mid-single digit decline in total net sales and consolidated comparable sales. Gross margin, as a percent of net sales, will be down 150 basis points to 200 basis points due primarily to incremental costs in the first half to the fiscal year associated with our omnichannel programs and with clearing of seasonal inventory. SG&A to be down approximately $10 million, reflecting ongoing cost management. And lastly, for the third and fourth quarters, we expect the tax rate in the range of 20% to 25%, which excludes the accelerated depreciation related to our fleet optimization plan.

Before we address your questions, a brief comment on the tariff situation as it relates to our second half guidance. We will be impacted by the List 4 tariffs planned for September 1. We’ve taken advantage of air-shipping to reduce – to receive goods before September 1 - and we’ve taken advantage of working with our vendors on cost-sharing opportunities to mitigate our exposure. That said, at this time, we anticipate an impact to gross margin in the back half of the year, which is not factored into our guidance.

Now, I’ll turn the call back over to Julie for Q&A.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thank you, Todd. At this time, we’d be happy to take your questions, and I’ll turn the call back over to Rocco to begin.

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Today’s first question comes from Susan Anderson of B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Good morning. Thanks so much for taking my question. Nice to see the improvement in Chico’s and the strong sales at Soma. Bonnie, I’m curious to get your thoughts around Chico’s and White House and their ability to get sales back on track in terms of product. Clearly, there’s been some missteps there. And it looks like you’re heading in the right direction. Maybe if you could give some color on the magnitude of the White House comp improvements so far or any color around sell-throughs of new product sales versus old sales, that would be great.

And then, I’m just curious to get your thoughts around competitors, are there any doing well out there, because I’m curious in this environment, do we just continue to see women’s apparel consolidate. And if that’s the case, how do you win in this environment? Thanks.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Well, I think there’s a lot of room for us to win in this environment. Thanks for the question.

Q2 was, I would say, well underway when I joined the business in my role. And in the first month, we made very strong progress at White House Black Market in revamping the merchandise for some of the fall deliveries, but mostly that was canceling products really that did not align to our new expectation. We adjusted styles and some of the colors were passed above, and we actually went out to market for key items and, yes, we are seeing better results with our early fall product at White House, and we believe that the remainder of the deliveries that we have for this year are certainly more in line with the appropriate DNA of the brand.

We are extremely excited, however, about what we’re seeing for spring. I would say that we’re really changing the organization to be product-obsessed and customer-obsessed, and we do very much believe that our – that the future of both the Chico’s and the White House business is within our control. And Molly is here in the room with us actually and she’s nodding her head. We have seen a lot of opportunities already within the business that are within our graph, and I would say we’re making some significant changes in the organization no question, but that the team is very charged and excited about these changes and the direction that we are sort of unlocking. So, we’re pretty excited here.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. That’s good to hear. And then, Todd, maybe if you could just – I guess I had a question on the gross margin. When looking at third quarter, I guess, it’s most of the decline related to continued clearance sales from last season or also I guess maybe related to some fall clearing or more promotions, given the product especially at White House has not fully shifted to the new aesthetic. So, if you give some color on maybe on gross margin and merch margin at Chico’s too in the quarter, I was kind of curious, versus White House and then expectations for third quarter. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, for Q2, actually Chico’s did a very nice job, staying on top of their inventories as they worked through the quarter. And you can see their comps did have an improvement versus first quarter, which certainly helped and they did stay on top and ended up roughly flat on merch margin versus last year, which was a fantastic sign.

Now, White House with their comps that is not surprising that is – their sales were coming in lower than what they bought to. So, White House did have more discounts than they had planned at that point, and that did have an impact on the overall merchandise margin for White House Black Market, not surprisingly.

As we go into Q3, White House could only move through certain amount of their inventory. There is a little bit of carryover. I would say they did a good job of clearing through most, but there is a little bit of carryover going into Q3. And then as we look at expectations going into Q3, again, we are making sure that we are taking a conservative stance and that we do allow ourselves the room to be able to stay on top of those inventories and that we make sure that we’re taking the appropriate discounts as we go through the quarter to really end up, where we need to be as we go into the all important fourth quarter.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. That’s helpful. Thanks so much. Good luck next quarter.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: Our next question today comes from Kimberly Greenberger of Morgan Stanley. Please go ahead.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you so much. Bonnie, it sounds like you’re very excited about White House Black Market as you get into early 2020. I’m wondering if you’re feeling like the product is strong enough that we might actually see White House Black Market get back to positive comps as soon as Q1 and Q2 of 2020? And then, I’m wondering if you can just talk about product at Chico’s and, sort of, when you feel the Chico’s product will be at a level of execution, where you think we could see some improving comp trends there or let’s say positive comps. I know they can certainly get a bit less negative.

And then, Todd, I just wanted to follow up on your comment on tariffs. The – not including the tariff impact in the back half guidance, I know it’s a fluid situation, is it just that it’s too difficult to know exactly what the tariff payments will be at this point and so it’s tough to calculate or would you be prepared to share that information with us on the November call? Thank you so much.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay. Thanks, Kimberly. Todd, do you want to go first?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay.

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, I’ll talk about tariffs first. For what we know at this point, you’re right, it is a very fluid situation. Now, the good news is, our vendors have been very proactive in working with us on how we can mitigate those costs as we go through the course of the second half. We’ve been pleased with how those relationships really paid benefits for us. If we look at what we know now, the U.S. trade representative did come out with more rules last night around timing and amount. I would caveat that with Lord knows things change quickly. But based on what we know now, if the 15% does come into being, and it is on September 1, as you know, we have 40% of our goods coming through China, so our unmitigated exposure is fairly significant for us, it would be over $15 million. But with the mitigations that we are getting from our vendors and then even without counting the other things we’re working on, we’d expect our – conservatively expect our exposure to be in the $5 million to $7 million range. And we’d give much better, I think, more confident guidance as we go into Q3. But again, at this point, things are very fluid, and we are trying to be as transparent as possible giving you what we know at this point.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: And Todd, is that an annual exposure of the $15 million gross and the $5 million to $7 million net?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yeah, thank you for clarifying. That is just the 2019 remainder of the year exposure.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Okay. Thanks.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: So, Kimberly, sorry I haven’t answered your question yet. I would say that the work that Molly is doing and that her team is doing will definitely impact spring at both White House and Chico’s. Chico’s takes a little longer, given the breadth and the variety of the collection and the unique styles which is part of the DNA. And I would say that I think we can impact White House Black Market a little faster. And one of the things that we’re desperately working on is reducing some of our lead times on product, and we are moving quickly to try to have product, fill new product here for fourth quarter. So, we are excited about the things that are coming and definitely working towards continuously improving each quarter on the top line.

Operator: Thank you. Our next question today comes from Janine Stichter of Jefferies. Please go ahead.

<Q – Janine Stichter – Jefferies LLC>: Hey. Good morning, everyone. Thanks for taking my question. I just wanted to ask a little about your decision to unite the apparel group under one leader and bring in Molly versus having two separate brand presidents. Talk a little bit about the thought process there and then maybe some of the benefits you expect to see just in terms of the org structure and any efficiencies you expect from that decision.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Sure. First of all, Molly is, as I think people realize, a very seasoned merchant and executive, and she’s already led multiple brands at the same time in her career. So, what we’re doing is ensuring that we have the right merchant design lead and very strong teams in place for each brand.

The brands also are keeping their individual marketing teams to drive the DNA and the messaging to the customers, and we really do believe that this is more efficient to combine the businesses under one team, because we are learning a lot, and those learnings can be quickly applied across functions. And that will be very important to our agility in the next six months, it was critical. We’re actually already seeing the benefit of that.

Now, in terms of the structure, we’re very pleased. Will it result in cost efficiencies? To be honest, that was not our objective. Our objective was speed and agility, and making necessary changes to design and to merchandising teams primarily.

<Q – Janine Stichter – Jefferies LLC>: Got it. That’s helpful. Thank you. And then just one more question on the SG&A. I think you reiterated the guidance for down $10 million year-over-year. As you look at the cost structure, do you think there are additional opportunities or do you feel like you’ve kind of cut everything that you’re comfortable cutting, and at this point if you were to reduce expenses more, it would be kind of coming from customer facing areas that you wouldn’t necessarily want to reduce?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Todd, do you want to answer that?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yeah. Oh, sorry. So, we’ve always said and I truly believe good organization always finds ways to continue to look for expense savings. And I think that is we’ve proven that over time that that is a core skill set for us and it will continue to be. At this point, we believe in our guidance, we think it’s appropriately stated, but we absolutely continue to look. And it’s helpful to have Bonnie and Molly come in with the different lens to give a fresh perspective on other types of things that we should be looking at, but we will continue to look at SG&A, there is absolutely no doubt.

<Q – Janine Stichter – Jefferies LLC>: Great. Thank you.

Operator: And our next question today comes from Roxanne Meyer of MKM Partners. Please go ahead.

<Q – Roxanne Meyer – MKM Partners LLC>: Great, good morning. My first question is a follow-up on [Technical Difficulty] (35:38)

<A – Todd Vogensen – Chico’s FAS, Inc.>: Roxanne, you’re kind of cutting...

Operator: I’m sorry, Ms. Meyer, your line is breaking up.

<Q – Roxanne Meyer – MKM Partners LLC>: Can you hear me now?

Operator: You’re still breaking up, ma’am.

<Q – Roxanne Meyer – MKM Partners LLC>: I might have to get back into the queue.

Operator: Yes, ma’am. We’ll move on the next question. Today’s next question comes from Paul Trussel of Deutsche Bank. Please go ahead.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Hi. Good morning. This is Gabby Carbone on for Paul. Kind of going back to the gross margin guidance, how should we be thinking about the impact from your omnichannel programs moving through the remainder of the year, given that the implementation of BOPIS will be completed at the end of October? And then, I just have a quick follow-up. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, for our ship-from-store program that we implemented last year, we are wrapping around on the implementation of that program and that has been a program that has some cost for us. As you talk about shipping from store and shipping individual products, there is some cost to that. Now, we think that we have more than offset those costs with sales upside. Our Dcom channel continues to grow, and part of it is driven by allowing greater visibility to those goods as well as just plain improving the overall future function for our online channel.

As we go into BOPIS, we would – we’re early, we are in the testing phase, I don’t want to get too far ahead of ourselves, but really the purpose of Buy Online Pick-up in Store is that, when she comes in, our sales associates, who are known for their service, can give her visibility to other items that are within the assortment that may help augment whatever it is that she is buying, and so that should be a net win to us in a lot of ways.

So, again, we’re early, we’re just testing end of October we expect to be, if all goes well, for the entire company and I think as we go into our next earnings call, we’ll have a much better more fulsome answer for you on that.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Got it. Thanks. And then what is driving that cut in the CapEx guidance for the year? And should we kind of assume in this range beyond 2019?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I don’t think we’ve got into 2020 yet, but we’ve been consistently in that $50 million to $60 million range over the last several years. As we look at this year, there is just a lot of timing. If you look at story remodel programs and refreshes and technology enhancements, there are a lot of timing of ins and outs as you look at the timing of when equipment comes in and when you’re able to get the right consultants. And so, I would say that’s part of it as well as just plain containing and controlling our spend as we always do.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Great. Thanks so much.

Operator: [Operator Instructions] Today’s next question comes from Marni Shapiro of The Retail Tracker. Please go ahead.

<Q – Marni Shapiro – The Retail Tracker>: Hey, guys. Welcome, Molly and Bonnie.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you.

<Q – Marni Shapiro – The Retail Tracker>: It’s good to have you both here. So, I have two quick questions. One just, for Todd, on the tariffs, you guys said you air-shipped the goods in. Is that an increased cost and will that hit in the third quarter? And then, if you said there were hits to the tariffs that would be in the fourth quarter or is that more of a 2020 event? Sorry, if I missed that from an earlier question.

<A – Todd Vogensen – Chico’s FAS, Inc.>: No, not at all. When we look at airing in goods, we did all of the math around, what is the benefit we get from those goods, what’s the savings we get versus the extra cost, and so we did it in a way that would not have material incremental cost for us. The amount of goods that ended up getting aired in, I wouldn’t worry about trying to model in extra cost for it. Just – it’s not material overall to our maintained margin at this point.

In terms of when the cost for the tariffs come in, since we are already into Q3 and those goods, we don’t recognize those tariffs until the good eventually get sold. It just inherently most of that exposure unmitigated would fall into Q4. So, we are looking at, yeah, fourth quarter being the main quarter that we’re going to see impact, obviously some will be Q3, but Q4 is much more significant.

<Q – Marni Shapiro – The Retail Tracker>: Great. And then I guess, Bonnie, could you talk about a little bit about – you said there was improvement sequentially, was that at White House at all or was it just Chico’s and was that through online, in outlet and in the retail stores?

<A – Todd Vogensen – Chico’s FAS, Inc.>: I’m sorry, Marni, are you talking about August?

<Q – Marni Shapiro – The Retail Tracker>: Yeah, you talked about sequential improvement in the company in sales. And I want to know if that was specific to Chico’s or was that Chico’s and White House. And did you see it across all point of distribution, so did the retail stores improve as well as your online stores as well as your outlet stores sequentially?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Right. Marni, I would say that there has been a significant improvement in White House. So we are confident that that will continue. And we have seen that in August. As you know, our Dcom is certainly growing faster than the sales in the stores and we’re not alone in that situation. But we are actually thrilled with our Dcom double-digit increase. So, we’re continuing to drive a lot of our sales through the digital channel, no question. Our outlet business is strong, and both brands, we are certainly looking for sequential improvement.

<Q – Marni Shapiro – The Retail Tracker>: Excellent. Thank you, guys. Best of luck.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: And Soma is on fire, so we’re pretty excited about that brand. And Mary and her team have done a brilliant job of driving that business to this new level, so it certainly is obviously helping the whole company.

Operator: And our next question today comes from Roxanne Meyer of MKM Partners. Please go ahead.

<Q – Roxanne Meyer – MKM Partners LLC>: Hi. Good morning. Can you hear me?

<A – Todd Vogensen – Chico’s FAS, Inc.>: We can indeed. Welcome back.

<Q – Roxanne Meyer – MKM Partners LLC>: Oh, perfect, perfect. I had a question on Chico’s on a comment earlier that Chico’s could take longer to turn relative to White House. And I just wanted to follow up on that. Is it a matter of getting the right balance of fashion and basics, which I actually thought was underway or is it more about the overall innovation? If you could just clarify on that, that’d be great.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Sure. The DNA of Chico’s is something that we’ve been working diligently on, because I think that, that is critical to the go-forward. And that may sound like an easy task, but in truth, it is complicated. And we are very much focused on bringing back the DNA of the brand which was artisanal.

And when you look at the bestsellers over the last number of years, we are by the way looking at all of the books from the last 10 years, and looking at the very best years of the company and why and investigating every single garment. So, there is a lot of work going on here, very diligent work, detailed work. And the sales did largely come and the DNA came from artisanal product, and that is product that you can’t turn around on a very short lead time. So, I hope that clarifies your question.

<Q – Roxanne Meyer – MKM Partners LLC>: It does. Thank you so much, and best of luck.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Roxanne.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: And by the way, Roxanne, I don’t mean to say that we aren’t bringing in goods faster. When Molly and I joined the company, the lead time was, what we would say, exceptionally long. And one of Molly’s strengths and she is working diligently already on is shortening our lead times. So, in as much as, yes, some of the things from Chico’s are certainly artisanal, et cetera, we are planning to shorten the lead time in the company overall.

Operator: Thank you. And, ladies and gentlemen, this concludes our question-and-answer session. I’d like to turn the conference back over to Bonnie Brooks for any closing remarks.

Bonnie R. Brooks, President, Chief Executive Officer & Director, Chico’s FAS, Inc.

Thank you very much, Rocco. In conclusion, we are moving forward quickly to bring in talent with proven track record, and to make necessary changes to the businesses, to priorities and disciplines. We are raising our expectations of the teams in product, marketing and selling. And we are building brands that will have compelling competitive advantages.

We’re confident that we can gain back lost customers and attract new customers this fall and look forward to continual improvement in the spring and summer collections and those having the most impactful changes. We are also evolving our corporate culture to become a product and customer obsessed organization focused on growth. We’re excited about the future and the shareholder value creation that we expect our plan to deliver. And thank you very much for all of your questions, and for all of you joining us today.

Operator: Thank you. Today’s conference has now concluded, and we thank you all for attending today’s presentation. You may now disconnect your lines. And have a wonderful day.

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